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                          April 30, 2021

       Roger Levenson
       Chief Executive Officer
       WSFS Financial Corporation
       WSFS Bank Center
       500 Delaware Avenue
       Wilmington, DE 19801

                                                        Re: WSFS Financial
Corporation
                                                            Registration
Statement on Form S-4
                                                            Filed April 19,
2021
                                                            File No. 333-255329

       Dear Mr. Levenson:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Susan
Block at 202-551-3210 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Finance